Western New England Bancorp, Inc. S-8

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Western New England Bancorp, Inc.’s Registration Statement on Form S-8 of our reports dated March 10, 2025, relating to our audits of the consolidated financial statements and internal control over financial reporting of Western New England Bancorp, Inc. and subsidiaries, which reports appear in the Western New England Bancorp, Inc.’s Annual Report on Form 10-K for the year ended December 31, 2024.

/s/ Wolf & Company, P.C.

Boston, Massachusetts

May 19, 2025